EXHIBIT 1
SHARE PURCHASE AGREEMENT

This Agreement is entered in to on the Twenty-ninth of June in the year Two Thousand and Six.
BETWEEN

1. CENTURION FINANCE, INC., incorporated under the laws of the State of Delaware, United States of America with file number 4177172 and having its registered office address at 1201 Orange Street, Suite 600 One Commerce Center, Wilmington, New Castle 19801, Delaware, USA and having its administrative office at Cenfina GHG MBH, Alfred Schindlerstrasse 1, CH 6030 Ebikon, Switzerland [The Buyer]

2. TALLY-HO VENTURES, INC., a publicly listed company on NASD OTCBB incorporated under the laws of the State of Delaware with file number 3594839 and having its registered office at 3422 Old Capitol Trail Suite 584, Wilmington, New Castle 19808, Delaware, USA and having its administrative office at 115 Route D’ Arlon, L-8311 Capellen, Luxembourg [The Seller] with NASDAQ Bulletin Board Symbol TLYH.OB.

WHEREAS

The Seller represents that it owns 100% share capital of BELGRAVIA INTERVEST GROUP LIMITED, a company registered under the laws of British Virgin Islands with registration number 167310 and registered office address at 3rd Floor, Omar Hodge Buildings, Road Town, Tortola, British Virgin Islands and having its administrative office address at 115 Route D’ Arlon, L-8311 Capellen, Luxembourg (the Company) AND

The Seller represents that the Company is involved in the business of providing financial consultancy and acting as independent financial advisors and has agency with several investment and insurance providers to introduce clients on commission basis AND

The Seller has entered into an agreement to franchise the business of the Company with AFFINITY TRUST S A, a company incorporated under the laws of Luxembourg and having its registered office at 19 Rue Aldringen, L- 2018 Luxembourg (ATSA) by an agreement dated 15th December 2005, a copy whereof is annexed here to as Annexure 1 AND

The Seller has entered into an agreement to sell 100% ownership of the Company to AMALGAMATED HOLDINGS S A, having its administrative office at Suite 63, Citibex, 11B Cristamar, Marbella 29660, Spain (AHSA) by an agreement dated 31st January 2006 a copy whereof is annexed here to as Annexure 2 AND

ATSA failed to comply with their part of the agreement which compelled the Seller to rescind the agreements dated 15th December 2005 and 31st January 2006 with ATSA and AHSA respectively AND

The Seller has attempted to sell the ownership of the Company to various parties but failed to find a buyer except the Buyer herein and based on the terms and conditions contained herein AND

WHEREAS

The Seller intends to transfer 100% ownership on the share capital of the Company to the Buyer for the consideration and terms and conditions contained herein below AND

The Buyer intends to acquire 100% ownership of the BIG for the consideration and as per the terms and conditions herein below.

The Seller acknowledges that any realizable value of the intangible assets of the Company has been acquired by the Seller and its subsidiaries and any part of intangible assets not acquired by the Seller has been depleted in value and as on the date of sale there is no value left which can be assigned to the Buyer.

The Seller confirms and acknowledges that the unascertained liabilities of the Company is estimated to be the sum of $1,000,000 and there are no ascertained assets to cover that liability except the trade debtors of the Company which amounts to $500,000 and trail and renewal income of the Company from the investment providers which is estimated as $10,000 per month together with the possible override from the new business.

The Seller agrees to transfer the ownership of the share capital of the Company to the Buyer for a total consideration of $250,000 and by effecting such transfer the Buyer shall be 100% holding company of the Company and the Company shall become a 100% subsidiary of the Buyer.

Both the parties agree that the realizable value of the trade debtors of the Company is not significant and the whereabouts of such debtors are not known to the Company or to the Seller. However, the Buyer shall be at liberty to adopt appropriate proceedings to recover the amounts owed to the Company. The approximate value of the liabilities is calculated based on the evaluation of outstanding indemnity to the product providers for unrealized commission and trade debtors.

Both the parties agree that the liabilities of the Company cannot be discharged fully by dissolving the Company and if such discharge is to be made by injecting fresh capital by the Buyer or by prioritizing the payments and discharging the debts based on the prospective income of the Company.

Upon execution of this Agreement, the Buyer shall keep the Seller indemnified from any liabilities of whatsoever nature arising out of the reason that the Seller was owner of the Company in the past, except any criminal liabilities which cannot be legally assigned to the Buyer by virtue of an agreement.

In the event of any claim made by any third party against the Seller by applying the principle ‘lifting of the corporate veil’ and the Seller is made liable for any such claim by a competent court of law, it shall be the responsibility of the Buyer to discharge such claim and keep the Seller indemnified from any such liabilities.

The Buyer shall be at absolute liberty to defend or settle any claim of whatsoever nature by any third party against the Seller, the Company or the Buyer.

Any claim by any third party against the Company shall first be the liability of the Company and if the Company happened to be insolvent and is to be wound up, the Buyer shall have all rights to the dividend on the assets of the Company after discharging the liabilities of the Company to the third parties.

The Buyer shall be at liberty to sell part or whole of the ownership of the Company to any third party.

Upon execution of this Agreement the Seller’s claim shall be limited to the extent of receiving the full purchase price.

Upon execution of this Agreement, all rights and claims that the Seller owns on behalf of the Company shall be passed to the Buyer.

The Seller shall not have any rights of whatsoever nature against any assets or income of the Company.

The Seller acknowledge that they have received the sum of $50,000 to the account number LU51 0141 7377 4980 3010 with ING Bank Luxembourg S A as part payment of the consideration and the Buyer agree to transfer the sum of $200,000 to the same bank account within a period of 30 days from the date of execution of this Agreement.

The Buyer acknowledge that all the contractual responsibilities of the Company prior to the date of execution of this Agreement shall be honored by the Company and shall not make any denial due to the fact that any specific agreement was not made known to the Buyer prior to this Agreement.

The Buyer agrees to elect directors of their choice and discharge all directors who are not re-elected as directors of the Company. Such discharge shall release the outgoing directors from all guarantees, undertakings and all civil liabilities due to any previous act or omission in their capacity as directors of the Company while they were acting as the elected directors of the Company. However such release shall not affect any criminal liabilities due to breach or violation of any law.

In the event of failure to make the payment of the remaining consideration being the sum of $50,000 within a period of 30 days, the Seller shall be at liberty to rescind the Agreement or to claim interest at the rate of 6% per annum at the discretion of the Seller.

Any dispute arising out of this Agreement shall first be referred to an arbitrator on mutual agreement of the parties and in the event of non-agreement as to the appointment of a sole arbitrator, both the parties shall nominate their individual arbitrators who shall be qualified accountants and if the arbitrators reach a unanimous decision that will be binding on both the parties to the Agreement and in the event of the absence of such a unanimous decision a third arbitrator will be appointed on mutual agreement of the arbitrators or parties to the contract or both and on appointment of such a third arbitrator, the dispute shall be decided as per the decision of the majority of the arbitrators. The venue of the arbitration shall be the within the State of Delaware in the United States of America.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware in the United States of America and the courts in the State of Delaware in the United States of America shall have non-exclusive jurisdiction in relation to any claim, dispute or difference concerning this Agreement and any matter arising there from.

This Agreement embodies the entire understanding between the parties and there are no promises, terms and conditions or obligations, oral or written, expressed or implied other than those contained or referred to herein unless they are in writing and duly executed.

In witness whereof, the parties have signed this Agreement on the date stated above at Luxembourg.

Peter J Smith	Antony P Varkey
President	President
Tally Ho Ventures, Inc.	Centurion Finance, Inc.